Exhibit 3.2

[INFORMAL ENGLISH TRANSLATION]

Articles of Association of

BONUS BIOGROUP LTD.

(hereinafter: “The Company”)

In Accordance to

The Companies Law, 1999

(Hereinafter: “Companies Law”)

1.	Name of the Company

The name of the Company in Hebrew is “בונוס ביוגרופ בע"מ” and in English “BONUS BIOGROUP LTD.”

2.	Purpose of the Company

The purpose of the Company is carry out any legal business.

3.	Limited Liability

The Company’s shareholders’ liability to the Company’s liabilities to third parties will be limited to the full amount (par value plus premium) they were required to pay to the Company for the shares, and which was not yet paid by them.

4.	Share Capital and Rights Attached to the Shares

4.1	The registered share capital of the Company is 10,000,000 ordinary shares with no par value (“Ordinary Shares”).

4.2	The Ordinary Shares entitle their holders –

4.2.1	Equal right to participate and vote in the general assemblies of the Company, may they be general or extraordinary meetings, and each share shall grant its owner, if present in the meeting and participating in the vote, whether by himself or through a proxy, to one vote.

4.2.2	Equal right to participate in the distribution of dividends, whether in cash or in benefit shares, the distribution of assets or any other kind of distribution, pro-rated by the relative par value of the shares held by them.

4.2.3	Equal right to participate in a distribution of the Company’s excess assets in a liquidation of the Company pro-rated by the relative par value of the shares held by them.

4.3	The Board of Directors may issue shares and other securities, convertible or redeemable to shares, up to the limit of the registered share capital of the Company. For the purpose of calculating the limit of the registered share capital of the Company, securities which are convertible or redeemable to shares of the Company shall be deemed converted or redeemed at the time of issuance.

5.	Share Co-ownership and Share Certificates

5.1

Any shareholder registered at the Company’s shares registry may obtain from the Company, free of charge, within a period of three months from the moment of issuance or registration of transfer, as the case may be, one share certificate duly stamped with the Company’s seal for all the shares registered to his name, which will specify the number of shares.

In case of share co-ownership, the Company shall issue one share certificate to all the co-owners of the share, and the delivery of such share certificate to one co-owner shall constitute a delivery to all of them.

Each share certificate shall be signed by two directors or by one director and the Company’s secretary, together with the Company’s seal or printed name.

5.2	A share certificate which has been corrupted, destroyed or lost may be renewed on the grounds of such proofs and guarantees as the Company may require from time to time.

6.	Company’s Rights with Respect to Unpaid Issued Shares

6.1

If the payment which a shareholder has undertaken in return for shares issued to him has not been received, wholly or partially, at the time and conditions set for the allocation of shares to him, and/or in the request for payment mentioned in Section 6.2 below, the Company may, in a decision by the Board of Directors, to forfeit the unpaid shares. The forfeiture of shares shall be carried out only after the Company has sent a written notice to the shareholder disclosing its intent to forfeit the shares within at least 7 days as of the date of receipt of such notice if the payment is not made within a time period set in the written notice.

The Board of Directors may at all time prior to the selling, re-issuance or otherwise transfer of such share, revoke the share forfeiture under such conditions the Board of Directors may deem fit.

Forfeited shares will be held by the Company as treasury shares or sold to a third party.

6.2	If, in accordance with the conditions for issuance of shares, there is no set date for any partial payment for the shares, the Board of Directors may from time to time demand payments from the shareholders for any amount owed but not yet paid for the shares issued and each shareholder will then be obligated to pay to the Company the amount due from him in the date set by the Board of Directors, subject to a 14-day prior notice in writing stating the designated date and place of payment (“Payment Requirement”). The Payment Requirement shall specify that late payments may invoke the forfeiture of shares for which the Payment Requirement has been issued. A Payment Requirement may be revoked or postponed as may be decided by the Board of Directors.

6.3	Absent any other provision in the share issuance conditions, no shareholder may be entitled to receive dividend or exercise any other shareholder’s rights for shares not fully paid for.

6.4	Persons who co-own shares of the Company will be liable jointly and severally for payments due to the Company for their shares.

6.5	Nothing is this section is to withstand any other right of the Company exercisable against a shareholder who is in debt to the Company on account of the shares issued to him.

7.	Transfer of Shares

7.1	The shares of the Company are transferable.

7.2	The transfer of shares must be done in writing and may not be carried out unless –

7.2.1	The Company has received in its registered office a correct share transfer bill together with the share certificates for the shares to be transferred, if issued. A bill of transfer shall be signed by the transferor and by a witness who witnessed the transferor’s signature. In case of a transfer of shares not fully paid for at the time of transfer, the bill of transfer shall also be signed by the transferee and by a witness to the transferee’s signature; or

7.2.2	A court order has been issued to the Company for the rectification of the registry; or

7.2.3	It was proven to the Company that the conditions set in law for the assignment of rights in the shares were met.

7.3	The transfer of shares that were not fully paid for is subject to an approval by the Board, which may refuse to approve such transfer on his own judgement and without having to give reason for the refusal.

7.4	The transferee shall be considered a shareholder from the moment his name is registered with the shares registry.

7.5	The custodians or estate managers of a sole shareholder who passed, or, if there are no custodians or estate managers appointed, the persons who are the rightful heirs of the deceased shareholder will be the only ones acknowledged by the Company as holders of the rights in the share registered to the deceased shareholder’s name.

7.6	If a share is registered to the name of two or more shareholders, the Company shall only acknowledge the living co-holder or co-holders as persons entitled to the right to the share or to the benefit through which a share was registered to several joint holders as aforementioned each of them may transfer his right in the share.

7.7	The Company may acknowledge a receiver or liquidator of a shareholder which is a corporation under liquidation or termination, or a trustee in bankruptcy, or any receiver of a shareholder in bankruptcy, as the rightful owners of the shares registered to the name of such shareholder.

7.8	Any person becoming entitled to rights in any shares of the Company due to the death of a shareholder will be entitled, subject to the provision of adequate proof for the carrying out of a will or the appointment of a custodian or the issuance of an inheritance order, demonstrating that he has the right to the shares of the deceased shareholder, to be registered in the share registry or, subject to the provisions of these Articles of Association, transfer such shares.

7.9	The receiver or liquidator of a shareholder which is a corporation under liquidation or termination, or a trustee in bankruptcy, or any receiver of a shareholder in bankruptcy may, after providing evidence as required by the Board of Directors, demonstrating that he has the rights to the shares of the terminated or liquidated or bankrupted shareholder, subject to the Board’s consent, to be registered as a shareholder for such shares, or may, subject to the provisions of these Articles of Association, to transfer such shares.

8.	Change of Capital

The general assembly may, in a regular majority of the votes of shareholders present in the assembly:

8.1	Increase the registered share capital of the Company by creating new shares of an existing class or a new class, all as may be resolved by the general assembly.

8.2	To cancel non-issued registered share capital, as long as there is no undertaking by the Company, including any contingent undertaking to issue such shares.

8.3	To unite and redistribute its share capital or any part thereof, to shares carrying par value greater than the sum of the par value of the existing shares.

8.4	To redistribute exiting shares, all or in part, its share capital, all or in part, to shares carrying par value smaller than the sum of the par value of the existing shares.

8.5	To reduce its share capital and any reserve for capital redemption in a manner and under such terms and by obtaining the approval required by the Companies Law.

8.6	To reduce its share capital in a way that will cancel such shares, and the entire consideration paid against the par value of such cancelled shares shall be registered in the Company’s books as equity, which for all purposes shall be deemed as premium paid for issued shares.

9.	Changing Rights Attached to Certain Classes of Shares

9.1

As long as not otherwise determined and subject to any law, rights of any class of shares may be changed, after a resolution of the Board approved by the general assembly of shareholders of the same class or a written approval by all shareholders of such class.

The provisions of the Articles of Association regarding general assemblies shall apply, mutatis mutandis, on the general assembly of that class of shares.

9.2	The rights attached to certain classes of shares may not be deemed changed or altered solely by the pari pasu issuance of additional shares of the same class, unless otherwise stipulated in the issuance of such shares.

10.	General Assembly

10.1	Company resolutions in the following matters shall be made at the general assembly –

10.1.1	Changes to the Articles of Association;

10.1.2	Exercising Board rights when the Board cannot execute its authorities;

10.1.3	Appointing an auditor to the Company and the termination of auditors;

10.1.4	Appointing directors, including independent directors;

10.1.5	Ratification of actions and transactions which are subject to the approval of the general assembly in accordance with the provisions of the Companies Law and any other law;

10.1.6	Increasing or decreasing of the registered share capital;

10.1.7	Merger as defined in the Companies Law;

10.1.8	The authorization of the Chairman of the Board or his proxy to fulfill the role of the Chief Executive Office or exercise his authority, as mentioned in Section 121(c) to the Companies Law.

11.	Convention of the General Assembly

11.1	The general assembly shall convene at least once a year at a time and place determined by the Board of Directors, but not later than 15 months after the last convened annual general assembly.
Such general assemblies shall be called “Annual Meetings”. The other meetings of the company shall be called “Special Meetings”.

11.2	The general assembly shall appoint an auditor, shall appoint the directors in accordance to these Articles, and discuss all other matters to be discussed in a general assembly of the Company’s shareholders, in accordance to these Articles or the Companies Law, as well as any other matter determined by the Board.

11.3	The Board may convene a special meeting by its resolution and must convene a special meeting if requested in writing by any of the following (hereinafter: “Assembly Requirement”):

11.3.1	Two appointed directors; and/or

11.3.2	A shareholder, one or more, which holds at least five percent of the voting rights in the Company.

11.4	Any Assembly Requirement shall specify the purpose for which the assembly is convened and shall be executed by those requiring the convention of the assembly, and shall be submitted to the Company’s registered office. A requirement may comprise of several documents of identical wording, each signed by one or more requirers.

11.5	Required to convene a special assembly, the Board will convene the assembly within 21 days from the day it received the Assembly Requirement, to a date set in the invitation according to Section 13.6 below and subject to any law.

11.6	A notice to the members of the Company regarding the assembly of a general meeting shall be published in a way set out in the Companies Regulations (Publishing of a General Assembly and Class Assembly in a Public Company) – 2000 and in accordance to any law. The Company is not required to deliver individual notices regarding the convention of the general assembly to the shareholders registered in the Companies share registry.

12.	Discussion in the General Assembly

12.1	The general assembly discussions may not begin until a quorum is present at the time of discussion.
A quorum shall be comprised of at least two shareholders holding at least twenty-five percent of the voting power in the Company (including through a power of attorney or proxy), within half an hour from the time set for the opening of the assembly.

12.2	If a quorum is not present within half an hour from the time set for the opening of the assembly, the assembly shall be postponed by a week, to the same day in the following week, at the same time and in the same place as the original assembly, or to such later time and date if so set in the assembly invitation or notice (hereinafter: “Postponed Assembly”).

12.3	The legal quorum to a Postponed Assembly shall be any number of participants.

12.4	The Chairman of the Board shall serve as the chairman of the general assembly, and in his absence the assembly chairman shall be elected by the assembly participants at the beginning of the assembly.

12.5	A general assembly that has a legal quorum may resolve to postpone the assembly to such time and place to be determined, and in such case the time and place shall be published in accordance to the Companies Regulations (Publishing of a General Assembly and Class Assembly in a Public Company) – 2000.

13.	Voting in the General Assembly

13.1

A shareholder may vote in the general assembly himself or through a power of attorney or proxy.

The shareholders qualified to participate and vote in the general assembly are the shareholders at the time determined by the Board in the resolution to convene the general assembly, and subject to any law.

13.2	In any vote each shareholder shall have a number of votes matching the number of shares he owns.

13.3	A general assembly resolution shall be made by regular majority of the votes, unless otherwise determined in the Companies Law or in these Articles.

13.4	The declaration of the chairman of the assembly that a resolution was made unanimously or at a certain majority, or rejected or not accepted in a certain majority shall be prima facie evidence to its content.

13.5

In case of a tie, the chairman of the assembly shall not have a casting vote, and the matter outstanding for resolution shall be postponed.

The shareholders may vote in the general assembly (including in a class assembly) by proxy, in the matters they are authorized to do so according to section 87 of the Companies Law, as it may be changed from time to time.

13.6	A shareholder may state it vote in a proxy and submit it to the Company up to 48 hours prior to the starting time of the assembly. A proxy in which a shareholder stated his vote, which came to the Company moat least 48 hours prior to the time of the assembly (and for postponed assemblies – 48 hours prior to the beginning of the postponed assembly), shall count as present in the assembly, including for the purpose of having a quorum as mentioned in section 11.1 above.

13.7	An appointment of a proxy shall be done in writing and signed by the appointer (hereinafter: “Power of Attorney”). A corporation shall vote through its representatives, appointed in a duly executed document by the corporations (hereinafter: “Letter of Appointment”).

13.8	A vote in accordance to the terms of the Power of Attorney shall be valid even if prior to the vote the appointer passed or became incapacitated, dissolved, liquefied, or cancel the Power of Attorney or transferred the share underlying the vote, unless a notice in writing has been accepted at the office ahead of the assembly about the death of the appointer, its dissolution, liquidation or cancellation of Power of Attorney or transfer of share as stated above.

13.9	The Letter of Appointment and Power of Attorney or their copies shall be submitted to the registered office of the Company (by personal delivery or via facsimile) at least forty-eight (48) hours prior to the time set for the assembly or the postponed assembly.

13.10	A shareholder may vote his shares in the Companies assemblies through several proxies, appointed by him as long as each proxy was appointed for different parts of shares held by such shareholder. There will be no prevention that each proxy will vote differently in the Company’s assemblies.

13.11	If a shareholder becomes incapacitated, he may vote by his trustees, receivers of assets, legal or natural guardians and they may vote in person or through a proxy.

13.12	Where two or more persons co-hold a share, the vote of the person listed first in the share registry as the holder of the share shall count, whether by himself or by proxy.

14.	Amendments to the Articles of Association

A resolution to amend the Articles shall be subject to a simple majority vote of the shareholders present at the general assembly the agenda of which includes the amendment of the Articles.

15.	The Board of Directors

The Board of Directors will dictate the Company’s policy and oversee the execution of the Chief Executive Office role and actions. The Board may assume any residual powers not assigned by the Companies Law or these Articles to any other entity.

16.	Appointment of the Board and Termination

16.1	The number of directors in the Company (including independent directors) will be set from time to time by the annual general assembly, and shall not be less than four and not exceed nine.

16.2	The directors shall be appointed in the annual general assembly, and their tenure, except for independent directors, shall be as follows:

Three of the directors shall be appointed to Group A, with a term lasting from the moment of appointment to the third annual general assembly taking place after their appointment.

Two directors shall be appointed to Group B, with a tenure lasting from the moment of appointment to the third annual general assembly taking place after their appointment.

Two directors shall be appointed to Group C, with a tenure lasting from the moment of appointment to the third annual general assembly taking place after their appointment.

To the extent the directors are not appointed in the annual general assembly, the serving directors from the previous year will continue to serve as directors. Directors whom their term is up may be re-appointed.

Despite the above, in the first annual general assembly taking place after such distribution to groups, Directors from Group A shall be appointed through the end of the third year, Directors from Group B shall be appointed through the end of the second year, and Directors from group C shall be appointed through the end of the first year. Following the appointment period the directors shall be appointed through the end of the third year as mentioned above (so for example a Director from Group C shall be appointed during the first year assembly, for a period up until the time of the following annual general assembly, and after such period said direcrtor shall be appointed from Group C through the end of the third annual general assembly).

16.3	The Directors in the Company shall be elected at the annual general assembly and/or at a special assembly, and will serve in office through the end of the next annual general assembly (i.e., at the end of the annual general assembly all the Directors shall resign excluding independent directors, subject to the final section below) or until they resign or until they cease to serve in office under the provisions of the regulations, whichever comes first . If the general meeting of the company did not elect directors at the minimum number prescribed by the Articles, the directors will continue to serve up to until their replacement by a general assembly meeting of the Company.

16.4	In addition to section 16.3 above, the Directors may appoint a director in place of a director whose position has been vacated, and/or as an addition to the Board and subject to the maximal number of directors stated in section 16.1 above. The appointment of a director by the Board shall be in full effect until the time of the next general assembly or until the director stops his service in accordance to the Companies Law and any other, whichever is earliest.

16.5	A director whose term has expired may be re-elected.

16.6	The term of a Director shall commence on the date of his appointment by the annual general assembly and / or the special assembly and / or by the Board or at a later time if such time was determined in the appointment resolution by the annual general assembly and / or the special assembly and / or by the Board.

16.7	The Board shall elect one of its members as Chairman. If a Chairman was not elected or if the Chairman is not present at the end of a 15-minute time period after the time set for the meeting, the present Directors shall elect one Director among themselves to serve as a Chairman for that meeting, and that elected Chairman will run the meeting and sign the meeting protocol.

The Chairman shall not be the CEO unless the terms set in section 121(c) to the Companies Law were fulfilled.

16.8	The General Assembly may transfer any Director from his position before the end of his term, whether the Director was appointed by it according to section 16.3 above or appointed by the Board in accordance to section 16.4 above, as long as the Director had reasonable opportunity to be heard by the general assembly.

16.9	If a Director position becomes vacant, the other Directors may continue to operate as lond as their number has not decreased below the minimal number set in the Articles. If the number of Directors was decreased below the minimal number set in the Articles, the other Directors may only operate to fill such vacancy as mentioned in section 16.4 above, or to summon a general assembly, and up until that point may only operate in managing the operations of the Company in matters that cannot withstand delay.

16.10	Any Director may appoint, with the Board’s consent, an alternate director (“Alternate Director”) subject to the provisions of the law.

The appointment or termination of the Alternate Director shall be done in writing and signed by hand by the appointing Director, however, in any case the term of an Alternate Director shall terminate if one of the instances mentioned in section 16.11 happens to the Alternate Director or if the position of the appointing Director shall become vacant for any reason.

An Alternate Director shall be viewed as a regular Director and shall be subject to the same provisions of the law and these Articles, except the provisions for appointment and/or resignation of Director set in these Articles.

16.11	A position of a Director shall become vacant in any of the following instances:

16.11.1	He has resigned by a letter signed by hand submitted to the Company and detailing the reasons for the resignation;

16.11.2	He was removed from his position by the general assembly;

16.11.3	He was indicted in a felony as mentioned in section 232 to the Companies Law;

16.11.4	By a court ruling, according to section 233 to the Companies Law;

16.11.5	He was declared incapacitated;

16.11.6	He was declared bankrupted.

17.	Board Meetings

17.1	The Board shall assemble for meetings in accordance to the Company’s needs and at least once every three months.

17.2	The Chairman of the Board may convene the Board at any time subject to the aforesaid. In addition, the Board shall convene, on a disclosed agenda, in the following instances:

17.2.1	By the request of two directors, however if at the same time the Board comprises of five directors or less – by a request of a single Director;

17.2.2	By the request of one Director, if he stated in his request to convene the Board that he became aware of a matter of the Company which is a potential violation of the law or incompatible with regular business conduct standards;

17.2.3	A notice or action by the CEO call for action by the Board;

17.2.4	The auditor notified the Board of material irregularities in the financial auditing of the Company.

17.3	A notice of a Board meeting shall be delivered to all the Directors at least three days prior to the date set in the notice for such meeting or a shorter period of time with the consent of all the Directors. The notice shall be delivered to the address of the Director as submitted to the Company in advance, and shall state the time of the meeting and the venue, as well as a reasonable description of the agenda.

Despite the abovementioned, the Board may convene without notice, if there is consent of all the Directors.

17.4	The quorum for Board meetings shall be the majority of the Board members. If a quorum is not present within 30 minutes from the date set for the meeting, the meeting shall reconvene to such other time determined by the Chairman, or in his absence the Directors who were present in the meeting that was convened, however a two-day notice must be given to all the Directors in advance of such reconvened meeting. The Quorum for such reconvened meeting will be any number of Directors. Despite of the above, the quorum for discussion and resolution by the Board of the termination or suspension of the internal auditor will be the majority of the Board members.

17.5	The Board may conduct meeting via any means of communication, as long as all the participant Directors are able to hear each other simultaneously.

17.6	The Board may adopt resolutions without having physical meetings, as long as all the Directors entitled to participate in the meeting and vote on the matter brought to their resolution have agreed to come to a resolution without convention. The Chairman shall state in the protocol of such meetings where resolutions were made, each Director’s vote in the matters brought to the Board’s attention as well as the fact that all the Directors have agreed to make resolutions without convention.

18.	Board of Directors - Voting

18.1	Each director shall have one vote at the Board voting.

18.2	Resolutions by the Board shall be made by majority of the votes. The Chairman of the Board shall not have a casting vote and in case of a tie the resolution shall be postponed.

19.	Additional Powers

The Board may, from time to time, in its sole discretion, borrow or guarantee any amount or amounts of money according to the Company’s purpose. The Board may obtain or assure the repayment of any such amount or amounts in a way and terms it deems fit, and in particular in a way of notes, bonds, fixed or repayable, stock, mortgage or any pledge, floating pledge or any other right on Company’s assets, partly or entirely, whether existing or future, including share capital not yet paid or required to be paid for.

20.	Board of Directors – Committees

20.1	The Board may set up committees and appoint directors from among the Board of Directors (Hereinafter: “Board Committee”). The Board will determine upon the set up of a Board Committee the Board Committee’s charter and whether certain powers of the Board should be assigned to such committee in a way that a resolution by the committee shall be considered a resolution by the Board or merely a recommendation subject to the Board’s approval, as long as none of the powers assigned to the Board in accordance to section 112 of the Companies Law shall be so assigned.

20.2	Meetings and discussions of each Board Committee comprising two or more members, shall be governed by the provisions of these Articles regarding Board meetings and voting, mutatis mutandis and subject to the Board’s resolution about Board Committee’s procedure and protocol (to the extent there are any).

21.	Internal Audit Committee

21.1	The Board shall appoint an internal audit committee from among its members. The number of members in this committee shall not exceed three and all the independent directors shall be members in it. The Chairman of the Board and any director who is employed by the Company or provides services to it, any controlling shareholder or his relatives shall not be appointed to this committee.

21.2	The roles of the internal audit committee shall be as follows –

21.2.1	Supervise malfunctions in the operations of the Company, inter alia through consultation with the Company’s internal auditor or with the auditor, and suggests ways to rectify such malfunctions.

21.2.2	To decide whether to approve actions and transactions subject to the approval of the internal audit committee according to the Companies Law.

22.	Management of the Company

22.1	The board shall have the authority to appoint and in its discretion to terminate or suspend any officer (except directors), CEO, secretary, clerk or employee, whether they are employed regularly or on a replacement basis or for special services, as the Board may deem fit from time to time, as well as define the authorities and obligations and set the salaries and require guarantees, in such instances and in the amounts determined by the Board.

22.2	The CEO will be responsible for the ongoing operation of the Company, within the policy set by the Board and in accordance to its instructions.

23.	Exemption, Insurance and Indemnification

23.1	Exemption

The Company may decide, in a resolution accepted according to the provisions of the Companies Law, to exempt in advance, an officer from his responsibility, partially or in its entirety, for breach of his duty of care vis-à-vis the Company.

23.2	Insurance

Subject to the provisions of the Companies Law, the Company may contract for liability insurance of an officer for actions taken by him in any of the following:

23.2.1	Breach of care duty towards the Company or any third party;

23.2.2	Breach of fiduciary duty towards the Company, as long as the officer was operating bona fide, and had a reasonable ground to assume the action will not harm the Company;

23.2.3	Financial liability to another person;

23.2.4	Other action permitted for insurance by the Companies Law;

23.2.5	Expenses incurred or undertaken with respect to an Administrative Process against such officer, including reasonable litigation costs incurred, and including lawyers fee;

“Administrative Enforcement Process” means an administrative process according to the provisions of the law, including the Enforcement Procedure Efficiency Law and Securities Law, 1968, and including an administrative petition or appeal with respect to that matter.

“Enforcement Procedure Efficiency Law” means Enforcement Procedure Efficiency Law in the Securities Authority (Additions) 2011, as may be updated from time to time.

If the insurance policy mentioned in this section covers the liability of the Company, the officers of the Company shall have a priority on the Company in collecting insurance payments.

23.3	Indemnification Subject to the provisions of the Companies Law, the Company may indemnify an officer for liability for expense as described below, incurred in his capacity as an officer:

23.3.1	Financial liability incurred on the officer for the benefit of another person by a ruling, including in arbitration approved by a court;

23.3.2	Reasonable litigation costs, including attorney’s fee, due to an investigation or a procedure against the officer by an entity authorized to conduct investigations or procedures, and which concluded without indictment and without the financial liability in lieu of indictment, or which ended without indictment but with a financial liability in lieu of indictment in a felony which does not requires intent, or with financial sanction, all in the meaning ascribed to such terms in the Companies Law; in this paragraph –

(a)	“concluding a procedure without indictment in a matter which was under criminal investigation” means the closing of the file according to section 62 to the Criminal Procedure Law, 1982 (in this section “Criminal Procedure Law”), or stoppage of procedures by the general attorney according to section 231 to the Criminal Procedure Law.

(b)	“Financial liability as an alternative to criminal procedure” means a financial liability set as an alternative to a criminal procedure, including an administrative fine in accordance to the Administrative Felonies Law, 1985, a fine on a felony set as a fine worthy felony in the Criminal Procedure Law, financial sanction or ransom.

23.3.3	Reasonable litigation costs, including attorney fees incurred by the officer or obliged to incur by a court, in a procedure started against him by the Company or on its behalf or by another person, or in a criminal charge from which the officer was acquitted, or in a criminal charge which does not require proof of criminal intent.

23.3.4	Expenses incurred by the officer vis-a-vis an administrative procedure, including reasonable litigation costs, and including attorney fee.

23.3.5	Payment to a subject of a violation.

23.3.6	The Company may undertake in advance to indemnify an officer, as long as the undertaking is limited to the above mentioned in section 23.3 above to an amount or standard which the Board has determined are reasonable under the circumstances of the matter, and that the undertaking shall state clearly the events which in the opinion of the Board are expected in light of the Company’s activities at the time of the undertaking, as well as the amount and the standard which the Board has determined are reasonable. The indemnification amount the Company may pay in aggregate to its officers according to all of the outstanding indemnification letters issued by the Company shall be limited to amounts not covered by insurance policies and were not already paid.

23.3.7	The Company may indemnify its officers only retroactively.

24.	Internal Auditor

24.1	The Board shall appoint an internal auditor in accordance to the suggestion of the internal audit committee. No insider, officer, a relative of either, or the auditor or anyone on his behalf shall serve as an internal auditor.

24.2	The Board shall determine which officer shall be in charge of the internal auditor.

24.3	The internal audit plan prepared by the internal auditor shall be submitted to the approval of the internal audit committee, however the Board may determine that the plan shall be submitted to the approval of the Board.

25.	The Auditor

25.1	The annual general assembly shall appoint an auditor for the company and the auditor shall serve as such until the end of the following annual general assembly.

25.2	The remuneration of the auditor for the audit shall be determined by the Board. The Board may delegate this power to a committee of the Board.

25.3	The Board will report to the annual general assembly the remuneration of the auditor.

26.	Signatory rights

26.1	Signatory rights on behalf of the Company shall be determined from time to time by the Board.

26.2	The signatory on behalf of the Company will sign next to the Company’s seal or on top or near its printed name.

27.	Dividend and Benefit Shares

27.1	A Company’s resolution on the distribution of dividend and/or distribution of benefit shares shall be made by the Board.

27.2	Shareholders who are entitled to receive dividend are those shareholders at the time the distribution resolution was made or at a later time if such later time was decided in that resolution.

27.3	Unless the Board resolves otherwise, it is permitted to pay dividend by check or payment order sent in the mail to the registered address of the shareholder, or in case of two or more co-holders, to the shareholder whose name appears first in the share registry. Any such check shall be made to the order of the person to whom it was sent.

27.4	For the execution of any resolution according to the provisions of this section, the Board may settle as it deems fit any difficulty arising in connection with the distribution of dividend and/or benefit shares, and included in that to determine the value for such distribution of certain assets and decide that cash payments to the members based on the valuation ascribed to them, set instructions with respect to fractions of shares or with respect to non-payments of amounts smaller than NIS 200.

28.	Redeemable securities

The Company may subject to any law issue securities redeemable under certain conditions set by the Board, as long as the general assembly approved the Board of Directors’ recommendation and set conditions.

29.	Accounts

29.1	The Company shall manage its accounts and prepare financial reports in accordance to the Securities Law, 1968 and in accordance with any law.

29.2	Accounting books shall be kept in the Company’s registered office or in some other place the directors deem fit, and shall be open to review and audit by the directors during normal business hours.

30.	Liquidation of the Company

In case of a liquidation of the Company, whether voluntarily or otherwise, then – unless otherwise set out in these Articles or the issuance terms of any share – the following provisions shall apply:

30.1	The liquidator shall first use the Company’s assets to repay all its debts (the assets of the Company remaining after the repayment of the Company’s debts shall hereinafter be named “Excess Assets”).

30.2	Subject to any special rights attached to shares, the liquidator shall distribute the Excess Assets among the shareholders pro rata to their ownership portion, pari pasu to the par value of the shares.

30.3	Subject to Company approval in a resolution adopted in a general assembly in a vote of at least 50% of the votes of the shareholders, the liquidator may distribute the Excess Assets or any part thereof among the de facto shareholders and may pass any of the Excess Assets to a trustee of the shareholders as the liquidator may deem fit.

31.	Notices

31.1	Subject to any law, notice or other document by the Company which the Company is required to provide according to these Articles of Association and/or the Companies Law, shall be delivered by the Company to any person whether personally, by mail in a letter addressed to the registered address of that shareholder in the share registry or to the address provided in writing by that shareholder to the Company as his address to accept notices or other documents or by facsimile to a number provided by the shareholder to the share registry as a facsimile number. Notices made by the Company to the entire shareholders shall be published in two daily newspapers published in Israel.

31.2	Any notice to the shareholders may be given, with respect to co-holders of shares, to that person whom is name appears first in the share registry as a holder of that share, and any notice provided in such manner shall be deemed sufficient for such shareholders.

31.3	Any notice or other document sent in accordance to section 31.1 above will be deemed delivered within 3 business days – if sent by registered mail or regular mail in Israel, or if delivered by hand or through facsimile transmission shall be deemed delivered on the first business day after their delivery. As proof of delivery it shall suffice to prove that the letter was sent in the mail contains the notice and that the document was sent to the right address and delivered to the post office as a stamped letter or a registered stamped letter, and as for facsimile it shall be sufficient to provide a send confirmation from the sending facsimile machine. As for notice published in newspapers – the day of publishing the notices shall be considered the delivery date to all shareholders.

31.4	Any registration done regularly in the Company registry shall be construed prima facie evidence of the sending of notice, as mentioned in that registry.

31.5	When a prior notice is required of certain amount of days or a notice which is in good standing for some period of time, the day of delivery shall be counted in the number of days or period.

32.	Contributions

The Company may donate a reasonable sum of money to a worthy cause.

33.	Interpretation

33.1	Any reference to singular may implicitly also refer plural and vice versa, any reference to male may implicitly refer to female and vice versa.

33.2	Unless if otherwise included in these Articles any special definitions to certain terms, any word and expression in these Articles shall bear the meaning ascribed to it in the Companies Law, unless this results in a contradiction to the matter.

33.3	For the avoidance of doubt it is hereby clarified that any matters governed by the Companies Law in a way that may be subject to the provisions of the Articles of Association, but these Articles do not include anything in them to differ from the provisions of the Companies Law, the provisions of the Companies Law shall apply.

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